Exhibit 99.1

MURPHY OIL ANNOUNCES QUARTERLY EARNINGS

EL DORADO, Arkansas, October 25, 2005 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the third quarter of 2005 was $231 million, $1.23 per diluted share, compared to net income of $118.7 million, $.63 per diluted share, in the third quarter of 2004. Net income in the current period included income from discontinued operations of $8.6 million, $.05 per share, related to an adjustment of prior-year income taxes associated with the gain on the sale of most of the Company’s conventional oil and gas assets in Western Canada in the second quarter 2004. Income from discontinued operations in the third quarter of 2004 was $2.9 million, $.01 per share.

Income from continuing operations in the 2005 third quarter was $222.4 million, $1.18 per diluted share, compared to $115.8 million, $.62 per diluted share, in the same period of 2004, which included a $24.6 million after-tax gain on sale of the “T” Block field in the U.K. North Sea. The 2005 period’s income from continuing operations included pretax costs of $34.1 million ($21.3 million after taxes) associated with hurricanes that occurred in the U.S. during the just completed quarter. These costs are net of anticipated insurance recoveries. The components of these costs include $13.8 million for incremental insurance expenses; $3.0 million for uninsured losses within the Company’s insurance deductibles; $8.9 million of voluntary costs for Company donations and additional employee salaries; $5.1 million for depreciation and salaries for the temporarily idled Meraux refinery; and $3.3 million for other incremental expenses incurred that are not covered by insurance policies. The Company anticipates that additional costs related to Hurricane Katrina will be recorded in future periods.

For the nine months of 2005, net income totaled $691.9 million, $3.69 per diluted share, compared to $566.8 million, $3.04 per diluted share, for the 2004 period. Continuing operations earned $683.3 million, $3.64 per diluted share, in 2005 and $364.6 million, $1.95 per diluted share, in 2004. Income from discontinued operations was $8.6 million, $.05 per diluted share, in the nine months of 2005, while the same period in 2004 totaled $202.2 million, $1.09 per diluted share. Income from discontinued operations in 2004 included a $169.2 million after-tax gain on sale of assets in Western Canada.

Third Quarter 2005 vs. Third Quarter 2004

Reviewing quarterly results by type of business, the Company’s income contribution from continuing exploration and production operations was $204.6 million in the third quarter of 2005 compared to $118.6 million in the same quarter of 2004. The earnings improvement in 2005 was primarily caused by higher oil and natural gas sales prices, higher oil sales volumes, lower dry hole costs, and business interruption insurance recoveries of $4.9 million after taxes related to prior-year hurricanes. These were partly offset by lower natural gas sales volumes, higher hurricane-related costs in 2005 of $9 million ($11.6 million in 2005 compared to $2.6 million in 2004) and an after-tax gain of $24.6 million in the 2004 period from sale of the “T” Block field in the U.K. North Sea.

The Company’s worldwide crude oil and condensate sales prices averaged $53.15 per barrel for the current quarter compared to $40.12 per barrel in the third quarter of 2004. Total crude oil and gas liquids production from continuing operations was 94,151 barrels per day in the third quarter of 2005 compared to 88,445 barrels per day in the 2004 quarter, with the net increase primarily attributable to production at the Front Runner field in the deepwater Gulf of Mexico, which began in the fourth quarter of 2004, and higher heavy oil production from the Seal area in Western Canada. Oil production in the United Kingdom and offshore Eastern Canada was lower in the 2005 period due to downtime for maintenance. Hurricanes Katrina and Rita and tropical storms reduced U.S. production by approximately 11,800 barrels of oil per day and 21 million cubic feet of natural gas per day in the 2005 third quarter, while Hurricane Ivan and other tropical storms reduced U.S. production by about 3,600 barrels of oil per day and eight million cubic feet of natural gas per day in the third quarter 2004. Crude oil sales volumes from continuing operations averaged 93,910 barrels per day in the third quarter of 2005 compared to 81,927 barrels per day in the 2004 period. Virtually no sales occurred in Ecuador in the 2004 third quarter while the Company was in the process of realigning its transportation and marketing arrangements. While sales have occurred in Ecuador in 2005, the Company continues to pursue settlement of its under sold position from the 2004 period with the other owners in Block 16. North American natural gas sales prices averaged $8.54 per thousand cubic feet (MCF) in the 2005 third quarter compared to $6.00 per MCF in the same quarter of 2004. Natural gas sales volumes from continuing operations were 70 million cubic feet per day in the third quarter 2005 compared to 99 million cubic feet per day in the third quarter of 2004. The decline in natural gas sales volumes was primarily due to the sale of properties on the continental shelf in the Gulf of Mexico in the second quarter 2005, and more natural gas production lost from hurricanes in the Gulf of Mexico in the third quarter 2005 compared to the 2004 period.

Exploration expenses were $32.9 million in the 2005 quarter compared to $70.2 million in the same period of 2004, with the decline primarily due to less dry hole costs offshore Malaysia and Eastern Canada in the 2005 period. This was partially offset by higher 3-D seismic costs offshore Malaysia in 2005.

The Company’s refining and marketing operations generated a profit of $32 million in the most recent quarter compared to a profit of $18.7 million in the 2004 quarter. The earnings improved due to higher profits in the U.K in the 2005 period, partially offset by lower profits in North America. Murphy’s downstream business incurred after-tax costs related to hurricanes of $13.9 million in the just completed quarter ($22.1 million before income taxes). The Company’s Meraux, Louisiana, refinery experienced flooding during Hurricane Katrina and was shut down for the last 34 days of the quarter. This refinery was also shut down most of the third quarter in 2004 for turnaround.

The after-tax costs of the corporate functions were $14.2 million in the 2005 quarter compared to costs of $21.5 million in the 2004 quarter. The 2005 period included after-tax costs for foreign exchange of $2.7 million, while the 2004 period included costs of $8.2 million for foreign exchange. In addition, the Company incurred less net interest expense due to lower average debt and a higher portion of interest costs being capitalized in the 2005 period. Higher administrative expenses in 2005 partially offset lower net foreign exchange and interest expenses.

First Nine Months 2005 vs. First Nine Months 2004

Income from both the exploration and production and refining and marketing businesses was significantly higher in the first nine months of 2005 compared to the same period in 2004. The Company’s exploration and production continuing operations earned $619.4 million in the nine months of 2005 and $359.6 million in the same period of 2004. The primary reasons for the improved earnings in this business in 2005 were higher oil and natural gas sales prices, higher oil sales volumes, and a $106.8 million after-tax gain on sale of mature oil and gas properties on the continental shelf of the Gulf of Mexico. After-tax costs associated with hurricanes were $5.6 million higher in the 2005 period compared to 2004. Exploration expenses were $143.2 million in 2005 compared to $142.5 million in

2004. Crude oil and gas liquids production from continuing operations for the nine months of 2005 averaged 104,588 barrels per day compared to 93,632 barrels per day in 2004. The higher production in 2005 was primarily attributable to start-up of the Front Runner field in late 2004. Oil production also increased in Malaysia and the heavy oil area in Canada but declined in the U.K. following sale of the “T” Block field in 2004. Natural gas sales from continuing operations were 96 million cubic feet per day in 2005 compared to 115 million cubic feet per day in 2004, with the decline mostly caused by the sale of properties on the continental shelf of the Gulf of Mexico in the second quarter 2005. Crude oil and condensate sales prices averaged $45.15 per barrel in the 2005 period compared to $34.84 per barrel in 2004. North American natural gas was sold for $7.37 per MCF in 2005, up from $6.04 per MCF in 2004.

The Company’s refining and marketing operations generated a profit of $93.9 million in the first nine months of 2005 compared to a profit of $51.8 million in 2004. The improved current year result was based on better margins in both the North American and U.K. businesses in 2005. The 2005 results included net-of-tax hurricane related costs of $13.9 million. Both nine month periods were affected by some third quarter downtime at the Meraux refinery, with 2005 related to damages caused by Hurricane Katrina and 2004 related to a turnaround.

Corporate after-tax costs were $30.0 million in the first nine months of 2005 compared to $46.8 million in the 2004 period. The Company had lower net interest expense in the 2005 period due to a combination of lower average debt levels and higher interest capitalized on development projects. The 2005 period included after-tax foreign exchange charges of $2.4 million, while 2004 included after-tax foreign exchange charges of $7.8 million. Higher administrative expenses in 2005, primarily related to employee compensation costs, partially offset lower interest and foreign exchange expenses.

The Company sold most of its conventional oil and gas assets in Western Canada in the second quarter of 2004 for cash proceeds of $582.7 million, which generated an after-tax gain included in discontinued operations of $169.2 million. The operating results of these sold assets have also been reported as discontinued operations for all periods presented.

Claiborne P. Deming, President and Chief Executive Officer, commented, “Although we continued to benefit from strong crude oil, natural gas and finished product prices, the third quarter 2005 proved to be quite a challenge. Hurricane Katrina in particular took a toll on our business and our people. The Meraux refinery suffered extensive flooding following the levee breaks near New Orleans and, as a result, a crude oil tank leaked into areas surrounding the refinery. We have essentially completed clean-up of public lands and we will now turn our attention to cleaning private properties. It appears that the refinery will remain shut down for repairs through the first quarter of next year. In the Gulf of Mexico we still have widespread shut-ins due to extensive damage to various pipelines used to carry both oil and natural gas to shore. We anticipate all of these fields to start back up in the fourth quarter. Although we have been through a difficult time, I am extremely grateful to our employees for generously giving their time to help others, including many in our company, who were displaced by the hurricane. In addition, the level of commitment and effort exhibited by our employees since the hurricane makes me very proud to work for this company. We anticipate total worldwide production in the fourth quarter 2005 of 101,000 barrels of oil equivalent per day. This production estimate reflects lost volumes projected at 23,000 barrels of oil equivalent per day in the quarter while hurricane repairs to third party infrastructure are completed in the Gulf of Mexico. We currently expect earnings in the fourth quarter to be in the range of $.70 to $1.00 per diluted share. Results could vary based on commodity prices, drilling results, timing of oil sales, and timing and amount of hurricane-related costs.”

The public is invited to access the Company’s conference call to discuss third quarter 2005 results on Wednesday, October 26 at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy Oil’s website at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-800-257-6607. The telephone reservation number for the call is 11041913. Replays of the call will be available through the same address on Murphy Oil’s website, and a recording of the call will be available through October 30 by calling 1-800-405-2236.

Summary financial data and operating statistics for the third quarter and nine months of 2005 with comparisons to 2004 are contained in the attached tables.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

#####

MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2005		Three Months Ended September 30, 2004*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$168.0	71.3	104.4	33.0
Canada	227.8	98.2	154.1	52.8
United Kingdom	40.6	15.2	81.0	42.8
Ecuador	30.3	13.3	.4	(.1)
Malaysia	62.4	10.6	53.4	(7.0)
Other	.8	(4.0)	.9	(2.9)

	529.9	204.6	394.2	118.6

Refining and marketing
North America	2,512.2	11.2	1,752.1	12.9
United Kingdom	292.0	20.8	172.9	5.8

	2,804.2	32.0	1,925.0	18.7

	3,334.1	236.6	2,319.2	137.3
Intersegment transfers elimination	(16.5)	—	(17.8)	—

	3,317.6	236.6	2,301.4	137.3
Corporate	(.7)	(14.2)	(7.9)	(21.5)

Revenues/income from continuing operations	3,316.9	222.4	2,293.5	115.8
Discontinued operations, net of taxes	—	8.6	—	2.9

Total revenues/net income	$3,316.9	231.0	2,293.5	118.7

	Nine Months Ended September 30, 2005		Nine Months Ended September 30, 2004*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$717.5	321.1	367.4	117.2
Canada	577.1	232.2	445.1	170.9
United Kingdom	129.4	52.9	161.1	72.4
Ecuador	73.3	25.8	30.5	6.6
Malaysia	185.4	22.5	122.9	(.4)
Other	2.6	(35.1)	2.5	(7.1)

	1,685.3	619.4	1,129.5	359.6

Refining and marketing
North America	6,399.6	62.6	4,504.0	29.8
United Kingdom	622.5	31.3	477.7	22.0

	7,022.1	93.9	4,981.7	51.8

	8,707.4	713.3	6,111.2	411.4
Intersegment transfers elimination	(42.2)	—	(53.8)	—

	8,665.2	713.3	6,057.4	411.4
Corporate	16.5	(30.0)	1.5	(46.8)

Revenues/income from continuing operations	8,681.7	683.3	6,058.9	364.6
Discontinued operations, net of taxes	—	8.6	—	202.2

Total revenues/net income	$8,681.7	691.9	6,058.9	566.8

*	Restated to conform to current presentation.

MURPHY OIL CORPORATION

CONTINUING OIL AND GAS OPERATING RESULTS (Unaudited)

(Millions of dollars)	United States	Canada	United King- dom	Ecuador	Malaysia	Other	Synthetic Oil — Canada	Total
Three Months Ended September 30, 2005
Oil and gas sales and other revenues	$168.0	158.4	40.6	30.3	62.4	.8	69.4	529.9
Production expenses	13.9	14.7	4.2	3.7	9.9	—	25.1	71.5
Net costs associated with hurricanes*	7.6	2.1	.7	—	.1	—	1.1	11.6
Depreciation, depletion and amortization	19.7	27.9	4.8	5.0	12.8	.1	3.4	73.7
Accretion of asset retirement obligations	.6	.9	.4	—	.1	.2	.1	2.3
Exploration expenses
Dry holes	(.1)	—	3.9	—	(.3)	.4	—	3.9
Geological and geophysical	2.7	2.5	—	—	16.7	.1	—	22.0
Other	.6	.1	—	—	—	.9	—	1.6

	3.2	2.6	3.9	—	16.4	1.4	—	27.5
Undeveloped lease amortization	4.3	.8	—	—	—	.3	—	5.4

Total exploration expenses	7.5	3.4	3.9	—	16.4	1.7	—	32.9

Selling and general expenses	7.4	1.8	.9	.1	1.1	2.6	.2	14.1
Income tax provisions	40.0	36.1	10.5	8.2	11.4	.2	12.8	119.2

Results of operations (excluding corporate overhead and interest)	$71.3	71.5	15.2	13.3	10.6	(4.0)	26.7	204.6

Three Months Ended September 30, 2004
Oil and gas sales and other revenues	$104.4	107.8	81.0	.4	53.4	.9	46.3	394.2
Production expenses	17.7	9.0	4.1	.3	7.1	—	17.9	56.1
Net costs associated with hurricanes*	2.6	—	—	—	—	—	—	2.6
Depreciation, depletion and amortization	15.0	23.3	6.4	.1	8.2	.1	2.7	55.8
Accretion of asset retirement obligations	.9	.8	.6	—	—	.1	.1	2.5
Exploration expenses
Dry holes	7.6	23.2	—	—	19.0	—	—	49.8
Geological and geophysical	1.8	.5	—	—	12.1	.5	—	14.9
Other	.8	.1	.1	—	.1	.3	—	1.4

	10.2	23.8	.1	—	31.2	.8	—	66.1
Undeveloped lease amortization	3.0	.7	—	—	—	.4	—	4.1

Total exploration expenses	13.2	24.5	.1	—	31.2	1.2	—	70.2

Selling and general expenses	4.1	2.3	.9	.2	1.1	2.2	.2	11.0
Income tax provisions (benefits)	17.9	12.2	26.1	(.1)	12.8	.2	8.3	77.4

Results of operations (excluding corporate overhead and interest)	$33.0	35.7	42.8	(.1)	(7.0)	(2.9)	17.1	118.6

Nine Months Ended September 30, 2005
Oil and gas sales and other revenues	$717.5	414.1	129.4	73.3	185.4	2.6	163.0	1,685.3
Production expenses	64.7	42.8	12.2	14.6	27.1	—	67.7	229.1
Net costs associated with hurricanes*	7.6	2.1	.7	—	.1	—	1.1	11.6
Depreciation, depletion and amortization	72.5	91.2	18.3	14.4	39.0	.2	9.4	245.0
Accretion of asset retirement obligations	2.6	2.6	1.2	—	.2	.4	.4	7.4
Exploration expenses
Dry holes	16.5	(.7)	3.8	—	21.4	23.0	—	64.0
Geological and geophysical	15.4	4.1	—	—	33.0	1.7	—	54.2
Other	4.1	.4	.3	—	—	2.7	—	7.5

	36.0	3.8	4.1	—	54.4	27.4	—	125.7
Undeveloped lease amortization	14.1	2.3	—	—	—	1.1	—	17.5

Total exploration expenses	50.1	6.1	4.1	—	54.4	28.5	—	143.2

Selling and general expenses	16.8	6.2	2.6	.6	5.1	7.9	.5	39.7
Income tax provisions	182.1	87.5	37.4	17.9	37.0	.7	27.3	389.9

Results of operations (excluding corporate overhead and interest)	$321.1	175.6	52.9	25.8	22.5	(35.1)	56.6	619.4

Nine Months September 30, 2004
Oil and gas sales and other revenues	$367.4	320.5	161.1	30.5	122.9	2.5	124.6	1,129.5
Production expenses	56.6	27.2	15.8	13.8	18.2	—	55.4	187.0
Net costs associated with hurricanes*	2.6	—	—	—	—	—	—	2.6
Depreciation, depletion and amortization	51.0	72.6	21.9	5.2	21.6	.1	8.0	180.4
Accretion of asset retirement obligations	2.7	2.1	2.0	—	.1	.3	.3	7.5
Exploration expenses
Dry holes	40.7	23.1	—	—	36.5	.1	—	100.4
Geological and geophysical	5.7	1.7	—	—	15.1	1.2	—	23.7
Other	4.0	1.7	.4	—	.1	.5	—	6.7

	50.4	26.5	.4	—	51.7	1.8	—	130.8
Undeveloped lease amortization	9.4	1.9	—	—	—	.4	—	11.7

Total exploration expenses	59.8	28.4	.4	—	51.7	2.2	—	142.5

Selling and general expenses	14.2	8.0	2.4	.5	3.5	6.5	.5	35.6
Income tax provisions	63.3	54.1	46.2	4.4	28.2	.5	17.6	214.3

Results of operations (excluding corporate overhead and interest)	$117.2	128.1	72.4	6.6	(.4)	(7.1)	42.8	359.6

*	Certain additional hurricane-related insurance costs have been allocated to non-U.S. reporting segments.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004*	2005	2004*
Revenues	$3,316,919	2,293,455	8,681,733	6,058,874

Costs and expenses
Crude oil and product purchases	2,546,896	1,732,904	6,302,891	4,428,926
Operating expenses	210,605	171,035	641,035	519,471
Exploration expenses	32,863	70,118	143,168	142,476
Net costs associated with hurricanes	34,054	3,350	34,054	3,350
Selling and general expenses	41,091	33,622	117,855	97,497
Depreciation, depletion and amortization	93,769	75,594	307,562	238,504
Accretion of asset retirement obligations	2,271	2,575	7,403	7,549
Interest expense	12,238	13,858	35,775	42,325
Interest capitalized	(10,834)	(6,017)	(27,156)	(15,083)

	2,962,953	2,097,039	7,562,587	5,465,015

Income from continuing operations before income taxes	353,966	196,416	1,119,146	593,859
Income tax expense	131,567	80,643	435,801	229,255

Income from continuing operations	222,399	115,773	683,345	364,604
Discontinued operations, net of tax	8,549	2,950	8,549	202,231

Net income	$230,948	118,723	691,894	566,835

Per Common share - Basic
Continuing operations	$1.20	.63	3.71	1.98
Discontinued operations	.05	.02	.05	1.10

Net income	$1.25	.65	3.76	3.08

Per Common share - Diluted
Continuing operations	$1.18	.62	3.64	1.95
Discontinued operations	.05	.01	.05	1.09

Net income	$1.23	.63	3.69	3.04

Cash dividends per Common share	$.1125	.1125	.3375	.3125
Average Common shares outstanding (thousands)
Basic	184,355	184,012	184,083	183,945
Diluted	188,069	187,137	187,740	186,731
* Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Activities
Income from continuing operations	$222,399	115,773	683,345	364,604
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation, depletion and amortization	93,769	75,594	307,562	238,504
Provisions for major repairs	7,671	7,515	27,310	22,692
Expenditures for major repairs and asset retirement obligations	(2,451)	(5,711)	(30,249)	(14,700)
Dry holes	3,921	49,774	63,992	100,370
Amortization of undeveloped leases	5,412	4,097	17,519	11,705
Accretion of asset retirement obligations	2,271	2,575	7,403	7,549
Deferred and noncurrent income tax charges	16,303	49,075	20,077	96,765
Pretax gains from dispositions of assets	(6,247)	(39,099)	(178,171)	(69,900)
Net (increase) decrease in operating working capital other than cash and cash equivalents	(39,886)	60,919	(142,380)	59,071
Other	14,191	(5,553)	(6,688)	(6,817)

Net cash provided by continuing operations	317,353	314,959	769,720	809,843
Net cash provided by discontinued operations	—	528	—	60,800

Net cash provided by operating activities	317,353	315,487	769,720	870,643

Investing Activities
Property additions and dry holes	(304,728)	(332,990)	(881,130)	(731,138)
Proceeds from sale of assets	13,208	18,867	173,629	59,538
Proceeds from maturities of marketable securities	—	—	17,892	—
Other - net	1,037	849	(5,222)	(453)
Investing activities of discontinued operations:
Sales proceeds	—	—	—	582,675
Other	—	3,910	—	(9,619)

Net cash required by investing activities	(290,483)	(309,364)	(694,831)	(98,997)

Financing Activities
Decrease in notes payable	(9,832)	(43)	(29,065)	(27,592)
Decrease in nonrecourse debt of a subsidiary	—	(16,071)	(4,193)	(36,970)
Proceeds from exercise of stock options and employee stock purchase plan	18,394	291	18,731	2,178
Cash dividends paid	(20,808)	(20,701)	(62,305)	(57,496)
Other	—	—	(1,052)	—

Net cash used in financing activities	(12,246)	(36,524)	(77,884)	(119,880)

Effect of exchange rate changes on cash and cash equivalents	9,298	38,521	(875)	50,938

Net increase (decrease) in cash and cash equivalents	23,922	8,120	(3,870)	702,704
Cash and cash equivalents at beginning of period	507,733	947,009	535,525	252,425

Cash equivalents at September 30	$531,655	955,129	531,655	955,129

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2004)

(Millions of dollars)

	Sept. 30, 2005	Dec. 31, 2004
Total current assets	$1,915.5	1,629.4
Total current liabilities	1,333.0	1,205.0
Total assets	6,243.4	5,458.2
Long-term debt
Notes payable	597.9	597.7
Nonrecourse debt	11.6	15.6
Stockholders’ equity	3,311.9	2,649.2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Capital expenditures
Exploration and production
United States	$31.4	49.6	144.9	160.1
Canada	86.8	174.6	187.9	272.6
Malaysia	135.2	82.5	346.2	200.4
Other	30.1	6.3	86.2	20.6

	283.5	313.0	765.2	653.7

Refining and marketing
North America	32.5	33.6	95.3	101.4
United Kingdom	9.9	2.1	68.0	5.4

	42.4	35.7	163.3	106.8

Corporate	2.4	.5	14.3	1.1

Total capital expenditures	328.3	349.2	942.8	761.6

Charged to exploration expenses*
United States	3.2	10.2	36.0	50.4
Canada	2.6	23.8	3.8	26.5
Malaysia	16.4	31.2	54.4	51.7
Other international	5.3	.9	31.5	2.2

Total charged to exploration expenses	27.5	66.1	125.7	130.8

Total capitalized	$300.8	283.1	817.1	630.8

* Excludes amortization of undeveloped leases of	$5.4	4.1	17.5	11.7

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net crude oil, condensate and gas liquids produced – barrels per day	94,151	88,428	104,588	97,713
Continuing operations	94,151	88,445	104,588	93,632
Crude oil and condensate
United States	22,298	16,886	29,077	19,484
Canada – light	140	120	156	182
– heavy	10,343	4,663	10,876	4,567
– offshore	20,640	23,390	23,544	26,715
– synthetic	11,782	12,048	10,394	11,976
United Kingdom	6,692	10,701	8,324	11,293
Ecuador	8,115	7,808	7,770	7,781
Malaysia	13,683	12,088	13,863	10,705
Natural gas liquids
United States	54	177	152	173
Canada	392	481	410	489
United Kingdom	12	83	22	267
Discontinued operations	—	(17)	—	4,081

Net crude oil, condensate and gas liquids sold – barrels per day	93,910	81,910	105,723	96,019
Continuing operations	93,910	81,927	105,723	91,938
Crude oil and condensate
United States	22,298	16,886	29,077	19,484
Canada – light	140	120	156	182
– heavy	10,343	4,663	10,876	4,567
– offshore	21,359	24,313	23,414	27,816
– synthetic	11,782	12,048	10,394	11,976
United Kingdom	6,967	10,412	8,435	11,501
Ecuador	7,160	147	7,663	4,502
Malaysia	13,415	12,617	15,071	11,082
Natural gas liquids
United States	54	177	152	173
Canada	392	481	410	489
United Kingdom	—	63	75	166
Discontinued operations	—	(17)	—	4,081

Net natural gas sold – thousands of cubic feet per day	69,544	98,858	96,160	157,172
Continuing operations	69,544	98,919	96,160	115,307
United States	57,190	81,531	78,947	94,525
Canada	9,351	13,424	10,591	14,205
United Kingdom	3,003	3,964	6,622	6,577
Discontinued operations	—	(61)	—	41,865

Total net hydrocarbons produced – equivalent barrels per day[1,2]	105,742	104,904	120,615	123,908
Total net hydrocarbons sold – equivalent barrels per day[1,2]	105,501	98,386	121,750	122,214

[1]	Natural gas converted on an energy equivalent basis of 6:1.
[2]	Continuing operations only.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005		2004	2005		2004
Weighted average sales prices
Crude oil and condensate – dollars per barrel (1)
United States	$55.38		37.70	46.56		34.21
Canada (2) – light	56.15		40.49	50.75		36.02
– heavy	29.78	(3)	23.25	20.47	(3)	20.07
– offshore	59.33		40.16	50.45		35.30
– synthetic	63.99		41.83	57.42		37.99
United Kingdom	61.27		42.52	51.66		35.98
Ecuador	45.99		30.51	35.06		24.73
Malaysia	47.65	(4)	45.99	44.96	(4)	40.36
Natural gas liquids – dollars a barrel (1)
United States	$38.24		29.94	34.35		27.95
Canada (2)	42.23		31.21	39.15		29.05
United Kingdom	—		29.67	34.77		26.91
Natural gas – dollars per thousand cubic feet
United States (1)	$8.65		6.17	7.46		6.16
Canada (2)	7.87		4.98	6.68		5.24
United Kingdom (2)	4.47		3.73	4.93		4.13

Refinery inputs – barrels per day	145,315		173,677	167,809		175,469
North America	105,454		138,483	135,325		138,816
United Kingdom	39,861		35,194	32,484		36,653

Petroleum products sold – barrels per day	363,284		353,538	358,247		334,477
North America	322,860		317,835	323,790		297,697
Gasoline	243,352		210,707	226,565		204,324
Kerosine	2,329		721	6,269		3,193
Diesel and home heating oils	48,947		78,098	62,697		67,547
Residuals	13,800		13,953	19,023		13,180
Asphalt, LPG and other	14,432		14,356	9,236		9,453
United Kingdom	40,424		35,703	34,457		36,780
Gasoline	14,004		9,711	11,552		11,730
Kerosine	2,506		2,349	2,228		2,477
Diesel and home heating oils	18,227		14,366	15,576		14,456
Residuals	3,545		3,441	3,013		4,098
LPG and other	2,142		5,836	2,088		4,019

(1)	Includes intracompany transfers at market prices.
(2)	U.S. dollar equivalent.
(3)	Includes the effect of the Company’s 2005 hedging program.
(4)	Price is net of a payment under the terms of the production sharing contract for Block SK 309.